SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2005

ARBIOS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32603 (Commission File Number)	91-1955323 (I.R.S. Employer Identification No.)

8797 Beverly Blvd., Suite 304 Los Angeles, California (Address of Principal Executive Offices)	90048 (Zip Code)

(310) 657-4898
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement

On October 17, 2005 Arbios Systems, Inc. (the “Corporation”) signed an agreement with Walter C. Ogier pursuant to which Mr. Ogier will become the Corporation’s new President and Chief Executive Officer effective November 7, 2005. The Corporation has also agreed to appoint Mr. Ogier as a member of the Corporation’s Board of Directors. Under the terms of the employment letter, Mr. Ogier’s annual salary will be $300,000. Mr. Ogier will be eligible to earn an annual performance bonus of up to 50% of his annual salary based on meeting certain performance goals mutually established by him and the Board of Directors. The Corporation agreed to pay Mr. Ogier a bonus of $50,000 on January 31, 2006, which amount will be credited against the annual bonus that may be payable to Mr. Ogier at the end of his first year of employment. The agreement is terminable by either Mr. Ogier or the Corporation at any time for any reason. However, if the Corporation terminates Mr. Ogier’s employment without Cause (as defined in the agreement), or if Mr. Ogier elects to terminate his employment for Good Reason (as defined in the agreement), Mr. Ogier will be entitled to twelve months of salary continuance, including health benefits.

In connection with his employment, the Corporation agreed to issue to Mr. Ogier a stock option to purchase 500,000 shares of the Corporation’s Common Stock at an exercise price equal to the closing price of the Corporation’s Common Stock on the day prior the date he commences employment. This option will vest as follows: 250,000 shares on the one year anniversary of the date Mr. Ogier’s employment commences, and 250,000 shares will vest ratably at the end of each of the twelve months of the second year of employment. The vesting period of the foregoing options will accelerate under certain circumstances, including upon the occurrence of certain corporate transactions, including a merger of the Corporation or a sale of all or substantially all of its asset, or if Mr. Ogier terminates his employment with the Corporation for Good Reason.

Since 2001, Mr. Ogier has been the President and Chief Executive Officer of GENETIX Pharmaceuticals, Inc., a private genomics and gene therapy company. From 1997 to 2001, Mr. Ogier was President and Chief Executive Officer of Eligix, Inc., a Harvard University-affiliated, venture backed company, engaged in monoclonal antibody-based therapies for stem cell transplantation and immune therapy. From 1994 to 1997, Mr. Ogier was with Aastrom Biosciences, Inc., a publicly traded company developing patient-specific products utilizing proprietary adult stem cell technology. While at Aastrom, Mr. Ogier first served as Director of Marketing before being promoted to Vice President of Marketing. Prior to that, from 1987 to 1994, Mr. Ogier held various positions with Baxter Healthcare Corporation and its Fenwal Division, and subsequently served as Director, Business Development in the Immunotherapy Division. Mr. Ogier earned a Bachelor of Arts degree in Chemistry from Williams College in 1979, and received his Masters in Business Administration from Yale School of Management in 1987.

Amy Factor’s employment as the Corporation’s current Chief Executive Officer will terminate effective November 7, 2005. Ms. Factor will, however, continue to be a member of the Corporation’s Board of Directors.

On October 17, 2005, the Corporation entered into a Consulting Agreement with Marvin S. Hausman, M.D. Dr. Hausman is a member of the Corporation’s Board of Directors. Under the Consulting Agreement, Dr. Hausman has agreed to provide the Corporation with consulting services in support of the Corporation’s pilot clinical trial for the SEPET™. The Consulting Agreement can be terminated at any time after 15 days’ notice by either the Corporation or by Dr. Hausman. The Corporation has agreed to pay Dr. Hausman $10,000 a month for his consulting services and has to granted Dr. Hausman a five-year non-qualified stock option to purchase 30,000 shares of the Corporation’s common stock under the Corporation’s 2005 Stock Incentive Plan. The exercise price of the foregoing options is $1.80 per share. The stock options shall vest at various rates based on achieving certain patient accrual milestones and on the duration of Dr. Hausman’s consulting services.

ITEM 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 20, 2005 announcing the appointment of Walter C. Ogier as the Corporation’s Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBIOS SYSTEMS, INC.

Date: October 20, 2005	By:	/s/ Amy Factor
Amy Factor, Chief Executive Officer